Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN TAYLOR MORRISSON, INC. AND SHERYL PALMER

WHEREAS, Taylor Morrison, Inc. (the “Company”) and Sheryl Palmer previously entered into that certain Employment Agreement dated as of July 13, 2011 (the “Original Employment Agreement”); and

WHEREAS, the Company and Palmer desire to amend the terms and conditions of the Original Employment Agreement, effective as of May 17th, 2012 (the “Effective Date”), to add a special retirement bonus;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, it is agreed as follows:

1. A new Section 6(d) is added, to read in its entirely as follows:

(d) “Special Retirement Bonus. If Executive voluntarily terminates employment in connection with her retirement from the homebuilding industry after May 15, 2013 (which date constitutes a “separation from service” within the meaning of Section 409A of the Code), the Company shall pay to the Executive a special retirement bonus equal to one million dollars ($1,000,000), such amount to be payable in equal installments at the same time and in the same amount as the first $1 million dollars ($1,000,000) would have been payable to Executive under Section 6(a)(i) (provided that the last payment shall be the balance of the amount owed), conditioned on the Executive providing the Company with notice of her intent to retire at least ninety (90) days prior to the Date of Termination; and, provided that Executive executes a Release in accordance with the procedures and requirements under Section 6(a)(vi) (substituting Section 6(d) for Section 6(a)). For purposes of this Agreement, “retirement from the homebuilding industry” shall mean that Executive shall not be employed in any capacity by any company engaged in homebuilding within five (5) years following the Date of Termination, and in connection therewith, if Executive does not remain so retired for such period, she agrees that she shall be required to repay the Company all amounts received hereunder.”

2. Affirmation. Except as specifically modified by this First Amendment, all remaining provisions, terms and conditions of the Original Employment Agreement and the Restrictive Covenant Agreement (attached thereto) shall remain in full force and effect.

3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this First Amendment on the date first above written, to be effective on the Effective Date.

/s/ Sheryl Palmer
By: Sheryl Palmer

Taylor Morrison, Inc.
/s/ Katy Owen
By: Katy Owen